Exhibit 99.1


JAKKS Pacific(R) Reports Fourth Quarter and Year-End Results for 2005;
    Company Achieves 2005 Record Net Sales and Net Income; Company
         Provides Guidance of Continued Growth in Fiscal 2006


    MALIBU, Calif.--(BUSINESS WIRE)--Feb. 14, 2006--JAKKS Pacific, Inc. (Nasdaq:JAKK), a leading multi-brand company that designs and markets a broad range of toys, writing instruments and other consumer products, today announced results for the fourth quarter and year-ended December 31, 2005.
    Fourth quarter net sales were $166.3 million in 2005, compared to $184.8 million in the comparable period last year. Pro forma net income for the fourth quarter of 2005 was $16.7 million, or $0.53 per diluted share, excluding the tax impact of the repatriation of $175 million of undistributed earnings from the Company's international subsidiaries under the American Jobs Creation Act of 2004 (AJC Act). Under the AJC Act, U.S. corporations receive a one-time 85% dividends-received deduction on the repatriation of undistributed foreign earnings conditioned upon specified reinvestment in the U.S. Reported net income for the fourth quarter of 2005, including the repatriation taxes, was $9.0 million, or $0.30 per diluted share, compared to $10.5 million, or $0.35 per diluted share, for the same period last year.
    The Company's net sales for the year ended December 31, 2005 increased 15.2% to $661.5 million, from $574.3 million in 2004. Pro forma net income for 2005, excluding the tax impact of the AJC Act repatriation noted above, was $71.2 million, or $2.30 per diluted share. Reported net income for the year ended December 31, 2005, including the repatriation taxes, was $63.5 million, or $2.07 per diluted share, compared to 2004 earnings of $43.6 million, or $1.49 per diluted share.
    "We are very pleased with our performance for the full year 2005," said Jack Friedman, Chairman and Chief Executive Officer, JAKKS Pacific. "Our net sales grew 15% over 2004 with our success largely attributable to our brand management skills, the strong performance of our acquired lines, our ability to consistently expand and reinvent our diverse portfolio of licensed and non-licensed products and our continued strong relations with our licensors and retailers. The Company enters 2006 with the most diversified product line in our history and we expect to again achieve record revenue and earnings in 2006."
    Stephen Berman, President and Chief Operating Officer, stated, "Looking ahead to 2006, we believe our use of technology, coupled with simple innovation, will give JAKKS Pacific new opportunities around the globe. Our portfolio is full of many exciting new products and line extensions we expect to roll-out during the year, including Tele-Story, iPets and new TV Games. For TeleStory, which will be launched simultaneously in North America and internationally, we have licensing rights for the entire Disney portfolio, Clifford The Big Red Dog(R), I SPY(TM) and the new animated "Curious George" television series, to name just a few titles from our library of licenses. We're quite optimistic about the response to iPets, which combines virtual pets with a completely new play pattern by incorporating our plug and play gaming technology. In addition, we are launching several new TV Games titles targeted to our core kids market, which are based on most of the popular children's entertainment properties of today, including "Winnie the Pooh," "Scooby-Doo," "SpongeBob SquarePants," "Disney Princesses" and "Thomas The Tank Engine."
    Mr. Berman continued, "Our acquisition of Creative Designs International, a leading manufacturer of girls' dress-up and role-play toys, was recently completed, and we will immediately focus on expanding their distribution both in North America and internationally. CDI's license relationships include Disney and many other household names, and we are extremely excited about the potential of this complementary line.
    "Play Along continues to contribute to the Company's rich portfolio with exciting introductions as well. We are in the midst of bringing back to the market a top-selling and well-known collectable from the past, Classic Trolls, and in Spring of 2006, we will introduce new "color change" cornsilk hair Cabbage Patch Kids, more new Doodle Bear items and our new Speed Stacks(TM) line.
    "We are showcasing these and other products this week at the International Toy Fair in New York, and we have already received very positive feedback from many of the large and small retailers worldwide. With the first year of our fast growing Pet Division in full swing, we are also excited with the new array of products and expanded distribution through our existing retail partnerships, as well as further expansion of new relationships for JAKKS with retailers like PetCo and Pet Smart."
    "Jakks Pacific, celebrating its tenth year in business, continues to build off of a solid base of diverse product lines, which we believe properly positions us for continued growth in 2006 and beyond. Our financial position remains very strong, with excellent cash flow from operations in 2005 of approximately $66.9 million. As of December 31, 2005, our working capital was approximately $300.7 million, including cash and equivalents of $240.2 million, and after giving effect to the CDI acquisition, our cash and equivalents is approximately $135.7 million. We expect to continue to grow our business by actively pursuing accretive and complementary acquisitions and executing on internal growth initiatives, including creating new products and securing new licenses, to provide continued growth for JAKKS Pacific."
    Friedman concluded, "Including CDI, we expect to increase net sales to approximately $825 million in 2006, with net income of $82 million, or $2.63 per diluted share. This forecast anticipates first quarter net sales in the range of $102 million to $110 million, and diluted earnings per share of $0.13 to $0.18, which is less than first quarter 2005 results. We anticipate more than making it up in the balance of the year with the initiatives we have in place and based on the response from the trade on our lines."
    JAKKS Pacific is hosting a teleconference today at 8:30 a.m. PST (11:30 a.m. EST) on February 15th, via the Internet at www.jakkspacific.com, www.CompanyBoardroom.com or www.StreetEvents.com. These websites will host an archive of the teleconference for 30 days. A telephonic playback will be available from 10:30 a.m. EST on February 14th through 12 a.m. EST on February 28th. The playback can be accessed by calling 888-843-8996 or 630-652-3044 for international callers, passcode "13796912."

    About JAKKS Pacific, Inc.:

    JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and consumer products. The product categories include: Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Dress-up, Role-play, Construction Toys, Electronics, Dolls and Pet Toys and Accessories. The products are sold under various brand names, including JAKKS Pacific(R), Play Along(R), Creative Designs International(TM), Flying Colors(R), Road Champs(R), Child Guidance(R), Pentech(R), Trendmasters(R), Toymax(R), Funnoodle(R), Go Fly a Kite(R), Color Workshop(R), Pet Pal(TM) and Plug It In & Play TV Games(TM). The Company also participates in a joint venture with THQ Inc. that has exclusive worldwide rights to publish and market World Wrestling Entertainment(R) video games. For further information, visit www.jakkspacific.com or www.tvgames.com.

    This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.


                 JAKKS Pacific, Inc. and Subsidiaries
                 Condensed Consolidated Balance Sheets


                                                   December  December
                                                   31, 2005  31, 2004
                                                   --------  --------
                                                     (In thousands)

                                ASSETS

Current assets:
 Cash and cash equivalents                         $240,238  $176,544
 Marketable Securities                                    -    19,047
 Accounts receivable, net                            87,200   102,266
 Inventory, net                                      66,730    50,000
 Prepaid expenses and other current assets           26,603    24,682
                                                   --------  --------
  Total current assets                              420,771   372,539
                                                   --------  --------

Property and equipment                               38,088    38,213
Less accumulated depreciation and amortization       25,394    27,273
                                                   --------  --------
 Property and equipment, net                         12,694    10,940
                                                   --------  --------

Goodwill, net                                       269,298   258,331
Trademarks & other assets, net                       36,279    45,136
Investment in joint venture                          10,365     9,816
                                                   --------  --------
  Total assets                                     $749,407  $696,762
                                                   ========  ========


                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable and accrued expenses              $94,948  $108,976
 Reserve for sales returns and allowances            25,123    23,173
 Income taxes payable                                     -    10,847
                                                   --------  --------
  Total current liabilities                         120,071   142,996
                                                   --------  --------

Long term debt                                       98,000    98,000
Deferred rent liability                                 994         -
Deferred income taxes                                 5,690     4,281
                                                   --------  --------
                                                    104,684   102,281
                                                   --------  --------
  Total liabilities                                 224,755   245,277

Stockholders' equity:
 Common stock, $.001 par value                           27        26
 Additional paid-in capital                         287,355   276,642
 Retained earnings                                  240,058   176,564
 Accumulated other comprehensive income (loss)       (2,788)   (1,747)
                                                   --------  --------
                                                    524,652   451,485
                                                   --------  --------
  Total liabilities and stockholders' equity       $749,407  $696,762



                 JAKKS Pacific, Inc. and Subsidiaries
              Fourth Quarter Earnings Announcement, 2005
              Condensed Statements of Income (Unaudited)




                               Three Months Ended  Twelve Months Ended
                                  December 31,        December 31,

                                 2005      2004      2005      2004
                                 ----      ----      ----      ----
                                (In thousands, except per share data)


Net sales                      $166,270  $184,802  $661,537  $574,266
Less cost of sales
 Cost of goods                   77,128    92,835   323,303   286,955
 Royalty expense                 16,834    18,478    67,069    56,491
 Amortization of tools and
  molds                           1,337     1,030     4,457     4,813
                               --------  --------  --------  --------
 Cost of sales                   95,299   112,343   394,829   348,259
                               --------  --------  --------  --------
    Gross profit                 70,971    72,459   266,708   226,007
Direct selling expenses          26,031    22,154    78,982    61,732
Selling, general and
 administrative expenses         29,859    29,316    89,638    95,480
Depreciation and amortization     2,602    10,386    10,102    15,070
                               --------  --------  --------  --------
    Income from operations       12,479    10,603    87,986    53,725
Other income (expense):
 Profit from Joint Venture        7,873     6,590     9,414     7,865
 Other expense                        -         -    (1,401)        -
 Interest, net                      621      (544)      639    (2,498)
                               --------  --------  --------  --------
Income before provision for
 income taxes                    20,973    16,649    96,638    59,092
Provision for income taxes       11,958     6,140    33,144    15,533
                               --------  --------  --------  --------
Net income                       $9,015   $10,509   $63,494   $43,559
                               ========  ========  ========  ========
 Earnings per share -- diluted    $0.30     $0.35     $2.07     $1.49
 Shares used in earnings per
  share -- diluted               32,197    31,855    32,193    31,406


    CONTACT: JAKKS Pacific, Inc.
             Genna Rosenberg, 310-455-6235
             or
             Integrated Corporate Relations
             John Mills, 310-395-2215